EXHIBIT 99.2

THREE-FIVE SYSTEMS, INC.
Moderator: Jack L. Saltich
February 9, 2005 — 2:00pm Pacific / 5:00pm Eastern

Operator:

Good day, ladies and gentlemen, and welcome to the Q4 2004 Three-Five Systems Incorporated earnings conference call. My name is John and I will be your coordinator for today. At this time all participants are in listen-only mode. If at any time during the call you require assistance, please press star followed by zero and a coordinator will be happy to assist you. I would now like to turn the presentation over to your host for today’s call, Ms. Liz Sharp. Please proceed ma’am.

Liz Sharp:

Thank you, and good afternoon. During the course of our call today we may make forward-looking statements. Our actual results could differ materially from these forward-looking statements. Factors that could cause actual results to differ include risk factors and other considerations set forth in the company’s SEC filings including our Form 10-K, Form 10-Q’s and Form 8-K’s and in our annual report to shareholders as well as those mentioned during our call today. This conference contains time sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, we will not be reviewing or updating the material content here in. Our actual results could differ materially from these statements. Our speakers on today’s call are Jack Saltich, President and CEO and Jim Jurgens, Interim CFO. With that, I’ll turn you over to Jack.

Jack Saltich:

Thank you, Liz. Let me just lay out the agenda for today’s call. First of all, Jim Jurgens will review our financial results. After he is completed, I will make some comments regarding the strategy and execution for each of our key business areas. So, please go ahead Jim.

Jim Jurgens:

Revenue for the fourth quarter was $40.5 million, in the middle of our forecasted range. This was a slight decrease from our third quarter due to seasonality of our RF customer in Manila. Revenue in the other EMS businesses was up and revenue in the display business was down. The expected additional increase in revenue in our EMS business was from a large military contract that has been pushed out to the end of the first quarter. We are in a transition period in the display business as we move forward from selling primarily monochrome STN displays to selling color TFT displays. That

THREE-FIVE SYSTEMS
Moderator: Jack L Saltich

transition will accelerate towards the end of the second quarter when we expect to ramp up a program for a tier one handset maker.

Without non-cash and unexpected items, the per-share loss for the fourth quarter was $0.32, which is at the lower end of our announced range of expectations. Continued factory absorption issues in Redmond and Beijing led to losses in those two facilities totaling $5.1 million or $0.23 per share. The Penang facility was solidly profitable in the fourth quarter. The key to improving the situation in Beijing is the TFT handset program that Jack will discuss. We previously had operational issues in Redmond, but I feel most of these operational issues are now solved. Redmond financials will improve as we ramp up our medical and other business.

Now, let me walk you through the non-cash and unexpected items. After that, I will address the balance sheet.

The biggest non-cash expense this quarter was $1.8 million for inventory scrap and reserve charges. These charges relate primarily to operational issues in Manila for their RF business and for display-related programs that originated in Manila and were later moved to Beijing.

As noted in the press release, we also had to accrue unexpected additional amounts for the Section 404 attestation work done by our outside auditor. We feel very good about our internal controls, but late guidance from the PCAOB required additional testing and documentation for the auditors performing the Section 404 work. I would note that our internal audit and Section 404 fees alone are expected to top $1.2 million in 2004. And the audit and tax fees will close at another half million dollars.

We also incurred $760,000 in charges related to the move to our new facility in Redmond. We’ve received $900,000 in cash to cover those charges. However, GAAP requires us to amortize the $900,000 over the life of the new lease while expensing all the move-related costs in the fourth quarter. Lastly, we incurred severance related costs of $237,000 in the fourth quarter related to reorganization activities.

Now turning to the balance sheet, we ended the quarter with $16.2 million in cash, a $2.2 million increase over the previous quarter. Our operating cash inflow was about $200,000 and we had capital expenditures of $1.2 million. Most of the cap-ex relates is for ongoing ERP implementation and the upgrade of our Beijing factory with advanced clean rooms for TFT. We sold our Tempe building in the fourth quarter resulting in $8.8 million in cash. In addition to the cash, we received a five year $2

THREE-FIVE SYSTEMS
Moderator: Jack L Saltich

million note on the building sale. We reduced our line of credit balance with Silicon Valley Bank from $5 million to zero during the quarter. There are currently no borrowings under the Silicon Valley Bank line. We are currently under discussion with the Bank with regard to a re-negotiation of the terms of the line. During this re-negotiation period, Silicon Valley Bank has issued a forbearance letter under which we are precluded access to the line at this time. We currently have $2.4 million line of credit in China, and we have been approved for and are in the final negotiating stages of securing a $4.0 million line of credit in Penang.

Our balance sheet metrics improved in all areas in the fourth quarter. Our inventory balances decreased by approximately $2.8 million. As a result, our inventory turns rose from 6.3 to 6.8. In addition, our DSOs decreased from 53 days down to 52. As a result of these improvements, our cash conversion cycle was at 54 days, down from 58 in the previous quarter. This is very near our goal of 50 days.

Now I’ll turn it back over to Jack.

Jack Saltich:

Thank you, Jim, that was a good recap and I am happy to welcome you on board.

Before I get into any detail of our businesses, and because we are beginning a new year with this quarter, I want to make a few general remarks about the company and where we stand in our efforts to regain profitability. Basically, profitability requires that we focus and execute in three key ways:

First and foremost we must execute on the sales front, and drive top line growth. This is particularly key for the Platform Displays business in Beijing and our Medical and Commercial EMS business targeted at the Redmond factory.

Secondly we must improve execution and control in every factory. We simply have to put a stop to the inventory write-offs in the factories. They have to be eliminated.

The third key area is that we have to invest carefully in our engineering groups in Penang, Beijing, and Marlboro in order to enhance our opportunity to drive greater gross margins, particularly in our Medical and IDS or large monitor display Businesses.

THREE-FIVE SYSTEMS
Moderator: Jack L Saltich

On the first point, sales execution, I have retooled the TFS organization in the past six months, adding more strength and increased focus. The leadership in this part of the company is stronger than it has ever been, and consequently I now expect better results.

On the second point, operations execution, we have completely changed the way in which we manage this area. For example we have gone from a centralized to a very de-centralized manufacturing structure where–in every factory is now a P&L Center. We hold rigorous operations reviews monthly for each location and closely monitor factory P&L performance. While the quarter four results reflect the fact that we are still dealing with legacy issues, we continue to intensify this focus. Going forward, I expect to see this intensity level increase even more with the addition of Jim, who is a very operations-oriented financial person.

On the third point, note that our business is comprised of different products with a wide range of gross margins. Since we posses unique and valuable Display and RF design expertise, we will make selective investments in that engineering capability as we regain profitability. It is through this engineering and design effort that we expect to add more value for our customers and thereby improve our margin position.

With these three areas as the underlying focus of our drive for profitability, we have taken some strong actions recently to support that effort. These include the planned relocation of our corporate administrative functions to the Redmond factory, as well as the possible sale of our Manila facility to reduce excess capacity in Asia. More on these details in a bit, but first I want to review the results of our Display and EMS businesses and update you on the progress on key milestones from last call, and give you some milestones for the next several months.

Our display business is comprised of three areas: These are standard products, our large, and we consider that to be displays that are 10 inches or greater in size, and thirdly, our platform TFT displays which were launched last year that allowed us to expand on our full custom display offering.

With regard to our large monitor or IDS business, this business designs and builds up to 40 inch customized display modules aimed at the industrial and medical markets. With this business we can penetrate a value added segment of the market that typically commands contribution margins greater than 20%. In fact it is this business and our Medical high level assembly business that are the two highest gross margin opportunities for the company. While IDS did not achieve its target revenue in 2004, it did

THREE-FIVE SYSTEMS
Moderator: Jack L Saltich

score a $3 million increase in TFT flat panel displays going from $2.6 million in 2003 to $5.7 million in 2004. Based on the array of new products introduced in 2004 and growing customer interest, we will continue to make careful measured investments in this business.

Our standard products display business sells similar products as the custom display business, except the products are standardized LCD modules that we purchase from our Taiwanese source. Our standard products business performed much as we expected when we entered it in 2003. In 2004 standard products generated about $900,000 of free cash flow and produced sales of nearly $18 million dollars with a gross margin of a little above 11%. This business’ critical measurement will continue to be free cash flow generation going forward.

While these two businesses, the Standard Products and IDS, fill out our portfolio and allow us to operate as a full service display solutions provider, it is really our TFT color platform display business that has the greatest potential for truly explosive growth. Our platform strategy provides our customers with fast time to market using a cost-effective, semi-custom, high resolution, high performance, color TFT display module. We developed this platform strategy and product line specifically to penetrate extremely high-volume mobile electronics markets like cell phones and PDAs.

We believe that we have the skill sets at TFS to be successful in these high volume markets. We have positioned the platform business as a fabless model and have teamed up with a couple of large Asian glass suppliers to compliment our new state of the art TFT module clean room in Beijing, China. The net result of this arrangement is that our Asian glass partners win because they have an outlet for their substantial TFT glass capacity, and our customers win because they have a short time to market and access to semi-custom TFTs at a fraction of the cost of full custom modules. Consequently, I continue to believe this is a winning combination.

I commented last time that we were late in winning business based on our Platform strategy. Since execution in this business is imperative for our growth in displays and our utilization of capacity in Beijing, I have brought aboard David McQuiggan, a display industry veteran, to head up this effort. David and his team have made headway. I commented last quarter, we are engaged with a couple of Tier 1 suppliers and several Tier 2 suppliers of cell phones and other mobile electronic devices. One of these Tier 1 relationships has evolved to the point that we have been selected as a supplier on a family of new cell phones. We are on track to deliver prototypes

THREE-FIVE SYSTEMS
Moderator: Jack L Saltich

in quarter two, and volume production beginning in quarter three. We are targeting more than 1 Million units in the last half of the year for this customer alone.

Our strategy for this business has three avenues. First is to secure a couple of Tier 1 customers that can generate combined annualized volumes in the 2 to 8 million unit range. While this level of volume will generate price and performance pressure, we believe our fabless model will allow us to effectively compete. We will compliment this high volume business with other, smaller customers in the mobile device space. This group will consist of Tier 2 customers with volumes ranging from 250,000 to 500,000 units per year with slightly higher margins say in the 10% to 12% range. Finally, we’re also targeting unique applications like GPS systems where volumes are small, perhaps in the 50,000 to 150,000 unit per year, but where ASP’s and margins are much higher. Execution of this three-pronged strategy should lead our platform display business to profitability in the last half of 2005. Our efforts are highly focused on this space, because we can deliver not only valuable margin contribution dollars but we can also generate volumes that address excess capacity at our Beijing location.

Now let me talk about the EMS side of our business. One part of the EMS business is the commercial or traditional board and box-build type business. The second part consists of high level assembly work we do in the military and medical markets. The value we deliver in each of these EMS areas comes from our Redmond, Penang, and Manila factories. Today, I am not going to comment on the RF business in Manila other than to say we will continue to deliver superior service to our customer, Microtune, while we simultaneously search out additional new customers, as well as potential buyers for that facility.

Our EMS business was hampered in 2004 with operational issues in our Redmond facility. Those issues are now behind us, as David Prunier and his team have done a tremendous job of improving that plant’s quality and efficiency. While our quarter four results don’t reflect this yet, I believe strongly that the operation is better managed today than it has ever been. In fact, our factory operating expenses in Redmond for quarter one 2005 could be up to $1 million less than they were in Q3 of 2004. We recently achieved another milestone in our Redmond facility with the receipt of our ISO 13485 certification. This event opens the door for medical customers to have TFS build their Class 3 or life-critical products.

THREE-FIVE SYSTEMS
Moderator: Jack L Saltich

On the medical and military front, we did receive a purchase order in 2004 from a military customer for $10 million dollars, deliverable in 2005. This success in military coupled with recent wins and a very high level of interest from potential medical customers is why we feel Redmond is well on its way to a profitable turn around in 2005. Redmond will continue to operate as our NPI center for those customers requiring new product introduction and or low volume production in the United States. Our model of servicing certain customer needs out of Redmond and higher volume needs out of Penang has worked extremely well with our number one customer Avocent. This resulted in a record sales year with this customer. Our goal is to replicate that model with other customers during 2005.

We recently announced that we will be consolidating our corporate headquarter functions from Tempe, Arizona to the Redmond factory. We expect to complete that transfer by quarter three of 2005. While this will generate some nominal dollar cost savings the real benefit will come from having a completely integrated U.S. manufacturing center. While we will miss the expertise of Jeff Buchanan and the tremendous team he has assembled in Tempe, I expect Jim Jurgens will build an equally capable group in Redmond. I also expect that Jim will apply the same rigor and depth of analysis to all our businesses and factories that he did with Redmond in the last half of 2004. Our primary focus will continue to be on business development and improvement in our operations, which I expect Jim to drive from a financial perspective. Each business will be analyzed separately on its own merits, judged accordingly with actions being taken to achieve profitability.

(Pause)

Now, based on the many changes we are going through, we will not provide any forward-looking guidance today. Therefore, we will not be taking any questions. Since we are not providing a 2005 forecast at this time I would like to provide a couple of key milestones that will be indicative of our progress. First look for further announcements regarding our TFT Platform business as we progress thru the first quarter. Also look for additional customer win announcements in medical and commercial EMS. Since our sales growth through the year will be a function of new wins as well as continued success with existing customers I will provide more in depth detail in our April call regarding the ramp for the last half of 2005.

THREE-FIVE SYSTEMS
Moderator: Jack L Saltich

I’d like to thank you operator, and thanks to everyone for joining us today. I look forward to speaking with you again next quarter.

Operator:

Ladies and gentlemen, we thank you for your participation today’s conference. This concludes the presentation and you may now disconnect. Have a great day.